Exhibit 10.1

AMENDMENT

TO

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment to Investment Management Trust Agreement (this “Amendment Agreement”) is entered into effective as of June 6, 2023 (the “Effective Date”) by and between ROC Energy Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).

WHEREAS, the parties hereto are parties to that certain Investment Management Trust Agreement made effective as of December 1, 2021 (the “Trust Agreement”);

WHEREAS, capitalized terms contained in this Amendment Agreement without definition shall have the meanings ascribed to such terms in the Trust Agreement;

WHEREAS, the Board of Directors of the Company has approved and declared the advisability of certain amendments to the Charter with respect to the extension of the time within which the Company must complete an initial Business Combination, which amendments have been submitted to the stockholders of the Company for their consideration and vote, together with this Amendment Agreement, at a special meeting of the stockholders of the Company held on or about the Effective Date (the “Special Meeting”);

WHEREAS, Section 7(d) of the Trust Agreement provides that the Trust Agreement may only be changed, amended or modified by a writing signed by each of the parties to the Trust Agreement with written consent from the Representative (the “Representative Consent”), with the exception that, additionally, Sections 1(i) and 1(j) of the Trust Agreement may not be modified without the affirmative vote of fifty percent of the then outstanding shares of Common Stock of the Company (such affirmative vote, the “Stockholder Approval”);

WHEREAS, the Trustee has received, with respect to this Amendment Agreement, confirmation of (i) Representative Consent and (ii) Stockholder Approval in the form of a certified report of the inspector of election in connection with the Special Meeting; and

WHEREAS, each of the Company and the Trustee desires to amend the Trust Agreement as provided in this Amendment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. Capitalized terms contained in this Amendment Agreement, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Trust Agreement.

2.	Amendment to the Trust Agreement. Effective as of the Effective Date, Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Commence liquidation of the Trust Account only after and promptly after receipt of, and in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, jointly acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter, the other documents referred to therein, and this section 1(i); provided, however, that in the event that a Termination Letter has not been received by the Trustee prior to such date, the Trustee shall commence liquidation of the Trust Account upon the date which is the latest of (1) 12 months after the closing of the IPO, (2) such later date upon one or more Extensions effectuated pursuant to the terms hereof and (3) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, as it may be further amended or restated from time to time, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest (net of taxes), shall be distributed to the Public Stockholders of record as of such date;”

3.	No Further Amendment. The parties hereto agree that except as provided in this Amendment Agreement, the Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment Agreement forms an integral and inseparable part of the Trust Agreement.

4.	References. All references to the “Trust Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Trust Agreement shall refer to the Trust Agreement as amended by this Amendment Agreement. Notwithstanding the foregoing, references to the date of the Trust Agreement (as amended hereby) and references in the Trust Agreement to “the date hereof,” “the date of this Trust Agreement” and terms of similar import shall in all instances continue to refer to December 1, 2021.

5.	Governing Law; Jurisdiction. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes under this Amendment Agreement. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AMENDMENT AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

6.	Counterparts. This Amendment Agreement may be executed in several original or electronic transmission or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

ROC Energy Acquisition Corp.

By:	/s/ Daniel Jeffery Kimes
Name: Daniel Jeffery Kimes
Title: Chief Executive Officer